Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Event Date/Time: Nov. 25. 2008 / 8:30AM ET

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F I N A L  T R A N S C R I P T

Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
C O R P O R A T E   P A R T I C I P A N T S
Robert Atkinson
Chico’s FAS, Inc. — VP of IR
Scott Edmonds
Chico’s FAS, Inc. — Chairman, President, CEO
Kent Kleeberger
Chico’s FAS, Inc. — CFO
Michele Cloutier
Chico’s FAS, Inc. — Brand President
Donna Noce Colaco
Chico’s FAS, Inc. — Brand President — White House | Black Market
C O N F E R E N C E   C A L L   P A R T I C I P A N T S
Kimberly Greenberger
Citigroup — Analyst
Michelle Tan
Goldman Sachs — Analyst
Tracy Kogan
Credit Suisse — Analyst
Adrienne Tennant
Friedman Billings Ramsey — Analyst
Chris Kim
JPMorgan — Analyst
Paul Alexander
Merrill Lynch — Analyst
Neely Tamminga
Piper Jaffray — Analyst
Margaret Whitfield
Sterne Agee — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Josh Goldman
Barclay’s Capital — Analyst
Janice
UBS — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Crystal Kallik
D.A. Davidson — Analyst
Robin Murchison
SunTrust — Analyst
Liz Pierce
Roth Capital Partners — Analyst

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Marnie Shapiro
The Retail Tracker — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
P R E S E N T A T I O N
Operator
Good morning. My name is Christy and I will be your conference operator today. At this time, I would like to welcome everyone to the third quarter earnings Chico’s conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS)
I will now the call over to Mr. Atkinson. Sir, you may begin.

Robert Atkinson — Chico’s FAS, Inc. — VP of IR
Thanks, Christy. Good morning, everyone. Welcome to Chico’s FAS third quarter earnings conference call and webcast. Before Scott begins, I would like to remind you of our Safe Harbor Statement. Certain statements made this morning including, without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. Such forward-looking statements involve known or unknown risks including, but not limited to, general economic and business conditions and the conditions in the specialty retail industry. There could be no assurance that actual future results, performance or achievement expressed or implied by such forward-looking statements will occur.
Users of forward-looking statements are encouraged to review the company’s latest annual report on Form 10K, its filings on Form 10Q, management’s discussions and analysis on the company’s latest annual report to shareholders, the company’s filings on Form 8K and other federal law filings for a description of other important factors that may affect the company’s business results of operations and financial conditions. The company does not undertake a publicly update or revise forward-looking statements even if experienced for future changes make it clear that projected results, expressed or implied by such statements, will not be realized. Please note that the company plans to file an 8K with the SEC that will include a transcript of today’s conference call and webcast. With that, I’ll turn it over to Scott Edmonds. Scott?

Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Alright. Thanks, Bob. Thanks to everyone for attending our fiscal third quarter 2008 conference call. With me on the call today is Kent Kleeberger, our Chief Financial Officer; Michele Cloutier, Chico’s Brand President and Donna Noce Colaco, White House/Black Market Brand President, will join us during the Q&A portion of today’s call. Net sales for the third quarter ended November 1, 2008 decreased 5.2% to $394 million from $415 million for the fiscal 2007 third quarter ended November 3, 2007. Net income for the fiscal 2008 third quarter was $2 million, or $0.01 per diluted share compared to net income of $23 million, or $0.13 per diluted share in the prior year’s third quarter. As previously reported, comparable store sales decreased 13.4% for the 13-week period ended November 1, 2008 compared to the comparable 13-week period last year ended November 3, 2007, as same-store sales decreased approximately 17% for the Chico’s brand and approximately 5% for the White House/Black Market brand. We believe our third quarter operating results are reflective of the poor economy and consumers’ waning confidence. This is underscored by the approximate 10% decrease in company wide transactions experienced during the quarter, which contributed to the 13.4% decline in comparable store sales. Accordingly, the lower level of sales and transactions necessitated a greater than planned level of markdowns and therefore a lower gross margin.

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F I N A L  T R A N S C R I P T

Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
We continue to strive to provide our customers with merchandise that is both compelling in fashion terms and affordable. While we are committed to keeping our balance sheet strong and preserving an appropriate amount of cash, it is vital that we continue to invest in our brands and position ourselves to recapture sales and gain market share once the economy improves. Given the expectation of continued economic challenges for the foreseeable future, we remain focused on reducing costs, limiting our capital expenditures to only what is necessary, managing inventories, and properly managing our cash. To date, we have identified and implemented over $50 million in annual expense savings, while trimming 2008 capital expenditures to approximately $110 million compared to the $202 million expended last year.
The company’s capital position has been further strengthened by our recent entry into new credit facility with SunTrust Bank. This new $55 million facility has an increased aggregate principle amount of $10 million above the prior $45 million facility and also has a $45 million accordion feature providing additional debt capacity if and when needed. The new facility secured by certain assets and contains terms and conditions common to facilities of this type. It will expire in November 2011. Securing this new facility in these uncertain economic times is a testament to our financial strength. Our strong balance sheet, which includes $256 million in cash and marketable securities and no debt, accompanied by no immediate plans to draw on the new facility increases our financial flexibility and further reinforces our ability to successfully emerge from this economic crisis.
And now I’ll provide some commentary on each of our brands, starting with our core brand, Chico’s. The Chico’s brand posted a negative 17.2% comp for the third quarter. While we certainly aren’t satisfied with this number, it is a three-point improvement over the second quarter’s performance. Additionally, we had 164,734 new customers shop at Chico’s during the third quarter. As many of you know, after a challenging spring season, we had repositioned the fall season with many of the findings from the focus groups and consumer insight we gained. We reworked the merchandise line and delivered what we believe to be the best product assortment in the past two years. Our customer agreed as the month of August in the first two weeks of September showed a significant improvement in performance over the spring season. On Monday, September 15, after the collapse of the global financial markets, we saw a dramatic decline in transactions that recovered only through promotional activity. However, even in these very challenging times, the performance in several key categories has shown significant improvement over the first half.
Travelers, this category ran negative 43 comps in the spring season and is currently projected to be down in the high single-digit comp range for the fall season. The product and marketing of this cornerstone category have experienced improved customer response and will continue to deliver a compelling assortment that we believe will continue to improve this category. Jackets, this key category continues to improve with the fall season projected to deliver a negative single-digit comp performance, up from a negative high double-digit comp performance from the first half. Novelty, including sweaters, jackets, and denim, we’ve continued to increase our investment in novelty and our customer’s response has been very positive. She continues to invest in new and novel items that she must have and does not already own.
Value, we have definitely seen our customer respond favor reply to sharply priced key items. New business categories such as active have been performing well all year and we plan to increase our investment in this important category into 2009. The bottoms and accessory businesses continue to be challenging and account for more than half of our comp loss for the fall. We continue to see our customers slowing her investment in items that she already owns that can take her through another season, such as basic denim or black pant. We’ve seen this category be highly promotional across our competitive set. With regard to the accessory business, although we’ve definitely begun to see some fragments of positive undercurrents to the business, it remains extremely challenged. Our focus for an improved trend in this business was positioned for the fourth quarter. However, based on the significant change in the macro environment during the third quarter and now into the fourth, it is difficult at this point to evaluate if we made enough progress with this product.
On November 17, we launched our 25th anniversary celebration with a special limited edition collection of items. The mailer featuring this collection, along with part of our holiday offering, was just delivered last week and we’re seeing positive reaction from our customers, specifically in the jacket, outerwear and accessory areas. This mailer also featured Debbie Phelps, the mother of Olympian Michael Phelps, wearing one of our special edition jackets. We believe that this is one of the best holiday collections that we’ve delivered and we’re supporting it with our holiday marketing campaign. We will also be delivering a gift emailer very

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
best customers the week of December. In the resort mailer, which mails December 15, we will feature the winner of our jacket design contest wearing the design she created. We received an amazing 2,200 submissions, all with incredible stories of our customers’ love for the Chico’s brand.
Looking ahead, we do not expect the retail environment to get any less challenging or promotional. We remain focused on continuing to improve the product offering and managing our inventories. We’ve positioned ourselves to compete promotionally in the marketplace, but will be very strategic with our offers. We will continue to stringently manage our inventories for the fourth quarter and are projecting February VOM to be down approximately 10% for the Chico’s brand on a cost per square foot basis.
Turning now to the White House/Black Market brand, the White House/Black Market brand continues to show positive improvement in the overall business trend. Average store transactions improved from the first half of the year, down 9.4% versus down 21.8% in the second quarter. The average dollar sale continued to improve and was up 4.5% to last year and 272,015 new customers shopped at White House/Black Market in the third quarter. Despite the aggressive competitive environment, the White House/Black Market customer responded positively to the fall collection. The elevation of quality and sophistication resonated with her and we were pleased with the performance of a new product direction. We continue to see strong growth in our bottoms, dresses, shoes and accessory businesses.
With the launch of our pants that fit who you are campaign in fall, we launched a new contour fit along with our core legacy fit. We achieved positive comp growth and are pleased with the initial results of the program. Our fashion denim business remains very healthy and has delivered positive growth for five consecutive quarters. Bottoms went from a negative 10% comp in spring to a positive 10% comp in the third quarter. Dresses continued to be a cornerstone of the White House/Black Market brand. Third quarter was the second consecutive quarter of strong businesses and positive growth. Our customers responded favorably to the expanded breadth of choices in styling, fabrication and price point. We feel confident in our strategy to provide the customer with a compelling assortment of high quality, sophisticated and unique dresses.
Under the direction of new leadership, along with the improved trend in dresses, the shoe and accessory business accelerated throughout the third quarter. The results were exceptionally strong and driven by full price growth. We’re very pleased with the repositioning of the business and we feel that our footwear and accessories now reflect the same elevated taste level, higher quality, and fashion mix as our apparel collection. The introduction of the color red was a resounding success and the sales exceeded our expectation. Also well received was our silver label collection of lux jewelry and our one of a kind limited edition silver label skirt. The limited edition higher price point signature pieces has performed very well and we will continue to explore the opportunity in the upcoming seasons. We have, however, experienced some challenges in our top businesses and have struggled in categories that have not elevated to the same level of sophistication as the balance of the assortment. The team is working diligently to reposition this business and we expect to see an improvement in the fourth quarter and into early ‘09.
Moving on to marketing, we’ve seen improved response to our fall books and during September, in addition to our fashion book, we also mailed a dress book that showcased our special occasion dresses, shoes and accessories. We’ve been very pleased with the elevation of our mailers and national media campaign and continue to believe they strongly present White House/Black Market as a premier fashion brand. Our customer trends in the third quarter showed a slight decrease in shopping frequency, but an increase in spend per customer and our black book customer base continued to grow with 270,000 new customers shopping at White House/Black Market in the third quarter.
And now on to the Soma Intimates business, during the third quarter, the Soma Intimates brand produced positive front line comp store sales, although the growth rate slowed late in the third quarter due to the softening economy and reduced TV advertising support. During the 2008 third quarter, the brand ran one week of TV support versus six weeks of TV support in the third quarter of ‘07. In early October, we decided to concentrate TV advertising spending in the fourth quarter instead of competing with election year advertising in the bad economic news in the third quarter. During the third quarter, 68,829 new customers shopped at our 70 Soma Intimates locations. The Soma ecommerce site, soma.com, continued to realize strong

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
double-digit sales increases versus last year driven by significant increases in both site traffic and conversion. Direct to consumer sales of Soma products exceeded 25% of front line store volume in the period.
Major product introductions during the quarter included the vanishing edge lace panty line, vanishing lace bras and the new camisole bra. Bras, panties and active wear product categories all enjoyed double digit comp growth. Sleepwear sales experienced negative growth in stores, as customers shifted from discretionary purchases to essentials. Sales of shape wear were also challenged by late supplier deliveries of new products. The brand leveraged SG&A expenses during the quarter thereby continuing to improve its economic model. A test of packaged vanishing edge panty program in 75 White House/Black Market stores had positive initial sales results. Also, vanishing edge products were featured on an eight-minute segment on QVC during prime time viewing hours. The Soma products featured on the show achieved 100% sellout and additional QVC appearances are planned for the coming months. We see QVC as an excellent venue for expanding national awareness in trial of the Soma brand.
We expect the brand’s growth rate to be negatively impacted from the fourth quarter by the continued dramatic slowdown in consumer spending. However, we anticipate that the shift that most of the third quarter television advertising spending to the fourth quarter will partially offset the broader economic conditions in the regional markets where the vanishing edge commercial markets will air. Furthermore, Soma has intensified its holiday promotion plans in stores and at Soma.com to increase the appeal of key item gifts. The brand will also benefit from two new early fourth quarter store openings in Birmingham, Alabama and Coconut Creek, Florida. Looking forward to spring ‘09, Soma product launches will continue to feature compelling problem solution foundation products and on trend active wear and sleepwear styles. In 2009, we will continue to take a conservative posture with respect to Soma store expansion by committing to only a handful of stores to date while continuing to aggressively expand Soma.com.
In closing, 2008 continues to be an extremely challenging year. We will remain focused on strengthening our product offerings across all three brands, evolving our marketing and customer loyalty program, providing our customers with our most amazing personal service across all three channels of distribution, stores, internet and catalog, inventory management and expense control, and protecting our free cash flow in our very strong balance sheet. We are encouraged by the commitment that Chico’s FAS associates have shown to cutting expenses, head count and capital expenditures out of the business. We’re encouraged by the progress each of our brands are making on improving our product and marketing and we’re encouraged by the recognition of the ongoing strength and sustainability of our brands by SunTrust’s new $55 million credit facility. And most of all, we’re encouraged by the fact that 505,578 new customers have shopped in one of our three brands during the 13-week period. We continue to believe that when the economy eventually improves, these new customers will translate into exciting sales growth for Chico’s FAS, Inc. And now over to Kent.

Kent Kleeberger — Chico’s FAS, Inc. — CFO
Thank you, Scott, and good morning, everyone. On our second quarter conference call on August 26th, I said the outlook on the second half of 2008 by any number of retailers including ourselves had become more cautionary as the US economy faced a number of bearish economic indicators. Unfortunately, little did we know how prophetic those words would be. By the time we reported September sales on October 9th, the global economy had seemingly been turned upside down. The S&P 500 index had in fact dropped 363 points or 29% and other international markets were down even more. It was on that same October 9th release we indicated that because of the deteriorating macroeconomic environment combined with the unstable financial markets, we were withdrawing our earnings outlook for the second half of the year. And even though we have our third quarter results in, we see the fourth quarter with no greater predictability than we did seven weeks ago. It’s also interesting to note that a number of other retailers have followed suit by withdrawing sales and earnings guidance for the holiday quarter as well.
What we do know about the fourth quarter is that this holiday season has the potential to be the most challenging in many of our retail careers, certainly mine. There’s no need here to list all the reasons customers aren’t spending. Two days from now we will get a good indication of how shoppers vote at the cash registers, thereby demonstrating how this holiday season will compare to other holiday seasons and other past holiday shopping periods. For our part, we’re offering great fashion within

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
store holiday floor sets that we believe set us apart from the competition and we’re highlighting that fashion in our catalogs, which include special savings coupons that stretch our customers’ apparel spend. We are also prepared to sharpen price points if and when necessary.
Now I would like to cover some financial points for the third quarter in addition to what Scott has already covered. Looking at gross margin, our rate for the 2008 third quarter decreased 470 basis points, largely attributable to a 430 basis point decrease in the Chico’s brand merchandise margins coming from slightly lower initial markups, along with significantly higher anticipated markdowns taken in connection with controlling inventories and in reaction to the soft shopping environment. Chico’s brand gross margin also reflected a 20-basis point decrease in rate due to the continued additions to product development and merchandising functions, as well as the deleverage of many of these fixed costs as a result of negative comparable store sales. White House/Black Market also had a merchandise margin decrease totaling 450 basis points due primarily to lower initial markups and higher markdowns as well. The lower White House merchandise margin, which typically runs at a rate lower than the Chico’s brand also pulled FAS gross margins lower, as White House becomes a bigger part of the overall sales mix.
SG&A expenses as a percentage of sales increased 130 basis points excluding last year’s gain on the sale of our Lucy investment primarily attributable to the deleverage of these expenses as a result of negative comparable store sales. Within SG&A, store operating expenses as a percentage of sales increased 280 basis points, primarily because of higher occupancy costs and our inability to flex our store payroll, despite the lower than planned sales. In addition, the rate decline was further exacerbated by the mix of store operating expenses as a rate of sales, as White House and Soma brands run at a higher rate when compared to Chico’s stores. Marketing expenses were lower by $6.9 million compared to third quarter last year and as a percentage of sales decreased by about 130 basis points.
The current year reflects the benefit of the cost reduction measures, primarily as a result of improved efficiency in our direct mail efforts, including reductions in circulation due to lower levels of prospecting and reactivation efforts. Shared service expenses decreased $2 million, or 20 basis points attributable to our ongoing cost reduction measures. The company’s income tax provision for the quarter actually shows a benefit for the period. The effective rate for the third quarter reflects the reduction of our annual income tax estimate, along with the benefit from the flow-through of tax reinvestment interest income and our charitable contributions.
At this point, I would like to turn your attention to our operates on expense reduction alternatives and cash conservation. Admittedly, I’ve been spending the majority of my time over the past couple of months challenging where we can make additional expense cuts within the FAS organization beyond what had been targeted earlier in the year. Previously we targeted over $30 million in annual costs that could be eliminated from the P&L without any harmful impact on the brand. These savings were in marketing, specifically efficiencies in our catalog costs, store payroll, including bonus and other store-related costs such as maintenance and store supplies, and in the supply chain including our distribution center. With the upheaval in the financial sector beginning in mid-September, all of the business units were challenged to identify and initiate an additional $12 million in savings. I’m glad to report our organization did better than that.
We’ve identified and implemented approximately $18 million in additional expense reductions that were estimated to be realized starting in October and through the balance of 2008. These savings are coming from open headquarters, field and merchandising positions that are either being delayed or will not be filled; savings in store expense again, without any expected impact on what we believe is our most amazing customer service, reduction in media advertising and trimming catalog cirque and we expect to see lower depreciation expense as we have reduced our capital expenditures below previous estimates. That reduction in CapEx, about $10 million, is coming from our election to delay previously budgeted headquarters and distribution center investments, along with miscellaneous store expenses — expenditures planned for the back half of 2008. We have financed and expect to finance the remaining ‘08 capital expenditures with internally generated funds. Maintaining liquidity is among our highest priorities, but to further ensure our strong financial position, we recently negotiated new credit line that gives us an additional $10 million in available credit beyond the former $45 million facility.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
New facility provides for swing advances up to $5 million and issuance of letters of credit up to $10 million and also provides the company the ability subject to satisfaction of certain conditions to increase the commitments available under the credit facility to $100 million through additional syndication. The facility will expire in November 2011. We view our cash position, the absence of debt, our readily accessible credit line, and our ongoing cost reduction efforts and better control of inventories, as defensive weapons against what is threatening to be an aggressive retail environment that may well continue into 2009. We believe we are up to this challenge and there are three points of reference. First, we continue to hold our 2009 CapEx plans to about 10 or so new stores and a similar number of remodels. This may result in a $35 million to $40 million reduction from 2000 CapEx levels. We are planning inventory levels lower across all three brands at the end of this year and into the first half of 2009. And finally, I have to say there is a pervasive mindset throughout all three brands and ownership of expense savings, inventory control, and preservation of cash while continuing to protect the strength of the brands over the longer term. With that, we’ll turn it over to Bob to introduce the Q&A session. Bob?
Robert Atkinson — Chico’s FAS, Inc. — VP of IR
Thanks, Kent. Before Christy gives us the procedure for queueing for questions, I would ask that each questioner limit themselves to one question and one follow-up. In this way we’ll be able to accommodate as many questioners as time permits. You are welcome to get back in the queue in the same manner you did originally. Christy, how many security analysts queue for questions?
Operator
We have 12 at this time.
Robert Atkinson — Chico’s FAS, Inc. — VP of IR
Christy, could you introduce the first one, please?
Q U E S T I O N S   A N D   A N S W E R S
Operator
(OPERATOR INSTRUCTIONS) Your first question comes from the line of Kimberly Greenberger with CitiGroup.
Kimberly Greenberger — Citigroup — Analyst
I was — my question is on inventory. Over the last three to four years, your sales per square foot are down probably 20% to 30%. However, your inventory levels on a per square foot basis have not declined at all and I’m wondering when can management get a little bit more aggressive about cutting the inventory levels to align them with the new lower sales posted at the other stores? Thanks.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Well, I think, Kimberly, we’re continuing to focus on cutting inventories. You may recall that we started in earnest at the beginning of the year. Unfortunately there was a significant amount of receipts that were already bought and committed to. But I think that each of the brands, in particular Michelle and Donna, are now aligned with the idea of getting inventory reductions in line and commensurate with the sales trends. I think as Scott alluded to in his commentary that we’re expecting February VOMs, in particular at the Chico’s brand, to be down 10% and that’s basically resembles our outlook at least for the first half of next year.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call

Kimberly Greenberger — Citigroup — Analyst
But it still doesn’t resolve the imbalance between your current sales productivity and your current inventory levels which at this point looks to us to be 20% out of balance, if not 30%. So I’m just not sure how a 10% reduction in inventory per square foot even gets us half the way there if the sales per square foot is expected to fall another 10% in the first half of the year.

Kent Kleeberger — Chico’s FAS, Inc. — CFO
I think the other thing to take into consideration as well is that the business with the best of intentions embarked on increasing the size of the average store which basically accelerated our productivity — or decelerated our productivity, and after having the benefit of hindsight for roughly about two and a half years, the business has begun targeting smaller stores, new store size and therefore with the idea in mind of increasing productivity, which will probably take about a 12 to 16 to 18 month period to reverse that trend.

Kimberly Greenberger — Citigroup — Analyst
Thanks. Good luck for the holiday.
Operator
Your next question comes from the line of Michelle Tan with Goldman Sachs. Michelle, your line is open.

Michelle Tan — Goldman Sachs — Analyst
Hi, sorry about that. I was wondering if you could give us any color on what you’ve seen so far in November and then also, just talk about the promotional strategy, how that’s changing for holiday and adding more in season events maybe to drive earlier sell through?

Kent Kleeberger — Chico’s FAS, Inc. — CFO
We’re not going to make many comments on the November sales, Michelle. I can tell you that a big part of the month is coming upon us in the next three or four days. We chose not to release November based on what we’re looking at over the next four or five days. As far as from the promotional activity in key price points we’re going to be as promotional as we need to be to get our customer in the door and to move through our inventory with a keen eye being on inventory levels as we move in the back end of the quarter.
Operator
Your next question comes from the line of Tracy Kogan with Credit Suisse.

Tracy Kogan — Credit Suisse — Analyst
Thanks, good morning. Two questions. First, of the $50 million in annual expense savings, how much is realized in the third quarter and then how should we be thinking about expense savings going into ‘09? And then secondly, what prompted the change in your credit facility? Was it more that you wanted a higher availability or is there now a lack of financial covenants on this new facility because of secured? Thanks.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Two-part question. The first question is how much of the expense cuts were realized in third quarter. I guess I really say that there were really two buckets. We had, in the first half of the year, identified approximately $32 million in annual expense savings, so simple math would probably get you to at least $8 million, and as it relates to the additional $18 million of expense savings, we probably carved out I would say probably in the vicinity of $4 million to $5 million in the last month of the third quarter. The reason for the financial facility really dates back to efforts that were made towards the beginning of the year. We had one sole service provider on our banking, not just our credit facility, but a whole host of other ancillary services and it was our intent to begin developing additional banking relationships.
In addition to that, that the size of the facility we had in place had been that size for quite some time and that it seemed to us that depending upon what courses we might take for the future, we would want to have increased flexibility and so we decided to increase the initial availability, plus provide us some greater flexibility that down the road we could increase the size of the line depending upon what facts and circumstances should arise. So it’s really something we’ve been working on for a long time and our old facility was unsecured, but it became pretty much clear to us that events in the market, that a number of other people were going toward the secured facility path and less financial covenants associated that versus an unsecured facility.
Tracy Kogan — Credit Suisse — Analyst
And are there any leverage or coverage thresholds, or is it not until you are drawn at a certain amount on the facility?
Kent Kleeberger — Chico’s FAS, Inc. — CFO
You’re exactly right. Once availability has reduced, and I can’t remember the exact number, but I think below 15% or $20 million, then there is a financial covenant that comes into place from a fixed charge coverage ratio.
Tracy Kogan — Credit Suisse — Analyst
Great. Thank you and good luck.
Operator
Your next question comes from the line of Adrienne Tennant with Friedman, Billings Ramsey.
Adrienne Tennant — Friedman Billings Ramsey — Analyst
So along the same lines about the expense reduction, in the fourth quarter, how should we be thinking about how much of that annualized savings is actually going to be recognized in the fourth quarter? And then as we go into ‘09, how should we be thinking about the annualized impact, the full year impact of the cost reduction initiatives that you started this year to ‘09? Thanks.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Sure. Again, I think basically just to keep it simple for the call, it’s simple math. If we had $32 million of annual expense savings, then roughly about $8 million or so would be in the fourth. And of the $18 million, if we recognized $4 million or $5 million, then it’s really kind of the balance is to be recognized in the fourth quarter. Many of these expense savings will continue on into

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
‘09. In fact, one way that I would look at it is that we have carved out a certain amount of expenses in our expense base, but we’re starting off on a lower base as we begin to look to future years.

Adrienne Tennant — Friedman Billings Ramsey — Analyst
Okay. And have you made any changes with regard to the bonusing structure in store payroll?

Kent Kleeberger — Chico’s FAS, Inc. — CFO
We’ve looked at beginning threshold across the businesses, but we are also currently in test, so it’s a little premature for us to give any kind of guidance or make any type of commitments in terms of any major restructuring.

Adrienne Tennant — Friedman Billings Ramsey — Analyst
Okay, great. Thank you, good luck.
Operator
Your next question comes from the line of Chris Kim with JPMorgan.

Chris Kim — JPMorgan — Analyst
Thanks. So with the — it’s 30% plus decline in productivity over the past few years and what could be another 12, 18 months before we see a turn back toward positive comps. Kent, at what point do you kind of have to throw in the towel and make more painful cuts to SG&A? I know you’re trying to avoid the negative impact to the brands, but at what point would you have to kind of throw in the towel there?

Kent Kleeberger — Chico’s FAS, Inc. — CFO
Well there’s really a couple things to take into consideration. The decline in productivity isn’t necessarily directly tied to a decrease in comparable store sales. But admittedly, there is a decline that we’re trying to stem the tide. Our efforts with respect to expense cuts is ongoing. Given where we were in the September timeframe I’m proud of the fact that across all the brands that our team effectively reacted and delivered more than we were looking for, but we certainly have ongoing expense efforts throughout various segments of the organization, so it’s not just in reaction to a trend in declining productivity. It’s really an ongoing effort.

Chris Kim — JPMorgan — Analyst
Okay, and just quickly, could you talk about the timing and the implementation of the SAP to the Chico’s and White House brands, when we should expect that?

Kent Kleeberger — Chico’s FAS, Inc. — CFO
Sure. I think that the White House/Black Market brand will take the lead. I believe that’s in the May timeframe. Just toward the end of first quarter, early second quarter, and Chico’s will follow suit probably within a, say roughly 90-daytime frame.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call

Chris Kim — JPMorgan — Analyst
Okay. Great. Thanks so much. Very helpful and best of luck with holiday.
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Just a follow-up comment on that SAP we did convert some of the first time in February of ‘07 and just upgraded their software beginning September 15 and a lot of that work that we’ve done over the last two years on the Soma brand rolls right over to the White House and the Chico’s brand. So the current schedule is, as Kent said, spring for White House, midsummer late/early fall for Chico’s. With the caveat that at any time we think that the brand’s not ready to pull the trigger on the cut over, we’ll delay it.
Robert Atkinson — Chico’s FAS, Inc. — VP of IR
Next question, please.
Operator
Your next question comes from Lorraine Maikis with Merrill Lynch.
Paul Alexander — Merrill Lynch — Analyst
Hi. This is Paul Alexander for Lorraine. Looks like you guys have a couple of moving pieces going on in what would affect initial markups. You’ve been trying to move more shipments to boat instead of air, but at the same time, you’re going to be cutting some orders for this lower sales trend and building some more quality into your garments. So how do you see that all shaking out and where do you think the initial markups are going?
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Well, I’ll tell you one piece of positive news there is with the slowdown in retail across the missy sector, we’re seeing factories opening up. We’re seeing some vendors really starting to lend an ear to a little bit better margin for us. Looking at our balance sheet, looking at the sustainability of our business. If anything we’re starting to see a little more opportunity in that area than I would tell you that we were looking at six months ago combined with our efforts that you just spoke about.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Yes, I think the thing to take into consideration in the margin is that obviously with everybody reducing orders, there’s excess capacity and I think that’s providing us some improved costing, at least in the near term. But I don’t think that’s going to be a continuing thing. We’re also trying to take a look at not only the way with which we source goods, which means shifting more deliveries from air to ocean, we’re also taking a look at where we may have concentrations. Quite honestly, I think we’re exposed to some degree in China, which is experiencing significant inflation in labor and we have a conscious effort where we’re going to begin moving production from China to other parts of the Pacific Rim, specifically India, Sri Lanka, Indonesia, as examples. So it’s really a, really a global supply chain initiative, if you will, and I think it’s been a big win for us, as we were able to put together a small nucleus of sourcing capacity in Chico’s business in the first part of the year that will enable us to achieve these objectives.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Paul Alexander — Merrill Lynch — Analyst
Thank you.
Operator
Your next question comes from the line of Neely Tamminga with Piper Jaffray.
Neely Tamminga — Piper Jaffray — Analyst
Hi, guys. Just a couple things here. One, Kent, can you talk a little bit about CapEx and free cash flow plans for next year, just giving some of the components. I know you talked about store CapEx coming down, but maybe the bigger picture of CapEx number, unless I missed it. And then just — I think going back to what a lot of people are asking in their questions, I think the spirit of the question here is, do you need — rather do you need $800 in sales per gross foot to get back to 15% margin, or can you actually do that at about $500, $550, something to that effect? Longer term, looking through all the methods today, just wondering longer term, how should we be looking at that relationship between your once stated 15% plus up margin goal with sales productivity? Thanks.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Alright, again, two-part question on the CapEx side. I think in Scott’s comment this year, we expect to finish CapEx somewhere around $110 million to $111 million and if we stand our store expansion plans, then it’s likely that we’ll have CapEx reduction of about $35 million to $40 million from last year and that also takes into consideration delaying a good bit of the home office and [winder] Georgia distribution center expansions, which we’ve been able to amazingly figure out how we’re able to delay the expansion yet another year or so. So — and I think that, depending upon where we see from a comp perspective, will provide incremental free cash flow for the business in ‘09. Concerning the question about getting productivity back to $800 a foot, I think the $800 a foot is a goal that we have, but in order to hit the 15% operating margins, I don’t think we need to get to the $800 a square foot. I think it’s probably somewhere in between the $550 and $800. The reason I say that is because there’s a lot of moving pieces. There’s a significant opportunity in the gross margin line. That’s going to help us, which will be the most significant factor in improving our operating margins. We continue to attack expenses, as we have demonstrated, which we should get a little bit of relief on that. So, I think it’s somewhere in between.
Operator
Your next question comes from the line of Margaret Whitfield with Sterne Agee.
Margaret Whitfield — Sterne Agee — Analyst
On merchandise, it was interesting that the White House bottoms and accessories were not the best businesses at Chico’s. Any earnings from that? And also, all these new customers, any changes in the age at both the White House/Black Market in terms of average age or any changes of note in terms of the pendulum swinging older or younger? Thanks.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
I’m going to repeat the question. It was a little bit difficult to hear from you. I think the first part of the question was we’re seeing improved response in the accessories business in the White House/Black Market chain, but not in the Chico’s business, and is there anything that can be learned from that?

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Margaret Whitfield — Sterne Agee — Analyst
Also the bottoms business at White House is good, but not at Chico’s and also the age issue in terms of new customers and what the average is and if there’s any changes up and down in terms of younger/older at both brands.
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Margaret, I’ll take the question on the age group. We’re not seeing much difference in the age of the Chico’s customer, we are seeing the White House customer through a lot of consumer research that we’re doing now is a little younger than we thought. We thought — we sorted pegged her at 40 years old, 41 years old, and she’s actually in her late 30s. We had not seen much change in the Chico’s customer, but I will tell you if you look at the age difference of those two customers, the fact that the bottoms business is strong at White House or the accessory business is strong at White House, there are some learnings that would carry over to Chico’s, but these are — the thing that we’ve come to understand about our three brands is they are three entirely different businesses.
The intimate apparel business is a totally different business than the sportswear, apparel business that we’re in with Chico’s and White House. And further learnings is that there is a dramatic difference in the Chico’s customer and the White House customer. And even in this slowdown, the Chico’s customer is much closer to retirement, she’s much closer to having to tap into her 401(k) and we are seeing in her spending slow down significantly more than the White House customer. So while we compare notes at brands, we have to be careful not to act too drastically from brand to brand on what we learn.
Margaret Whitfield — Sterne Agee — Analyst
Okay, thanks. And best of luck.
Operator
Your next question comes from the line of Liz Dunn with Thomas Weisel Partners.
Liz Dunn — Thomas Weisel Partners — Analyst
Hi, good morning. In terms of the CapEx, I know you gave the numbers for next year. Can you just talk about what you will be spending on? I mean what are the things that you’re still spending on?
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Yes, I think the largest component of CapEx, Liz, will continue to be stores. It’s just that the amount expended will be significantly less. The next piece that comes to mind would be IT development because we have ongoing projects, not just SAP. Although it has been the lion’s share. My sense is that our burn rate on CapEx will be down slightly in IT next year, primarily as a reduction in our efforts on SAP. On the other hand, while we haven’t directly quantified the amount, we expect to begin making some significant investment in the direct to consumer business and quite possibly some of that might spill over into customer relationship management as well. So I would say that IT would be the next biggest piece. We also have a small portion of what I would call a combination of maintenance CapEx for all stores and in addition to that, we do some refurbishment, we also do some fixture tests as well. That’s probably next biggest component. And then it dramatically falls off with respect to anything we might do with our home office facility.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
And distribution center.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
And distribution center.
Liz Dunn — Thomas Weisel Partners — Analyst
Is there any opportunity, or would it even make sense to close any stores? Do you have stores that are not four-wall profitable?
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Well, I’m glad you asked that question because I’ve got a couple points of reference for you. If we look at just the Chico’s brand alone, we have 25 stores that produce a negative four-wall in the aggregate of $4.3 million. And if I take a look at three stores that deliver negative four-wall, over $100,000, they account for $2.3 million of that number. So we don’t have a lot of stores in Chico’s that are really bleeders that we could accelerate the closing and get any immediate relief. Likewise in the White House/Black Market, there’s about 29 stores that in the aggregate lose about $3.7 million from a four-wall contribution, but five of those stores lose $1.8 million of that total. So, again, we don’t have really any significant bleeders in any of the chain. We will, of course, when it makes economic sense, continue to challenge some of those stores that lose money. Our analysis includes what business we can transfer to existing stores within that market. So while we may from an MSA perspective have lower sales, it might be four-wall and operating income positive contribution.
But on the other hand, we also have to look at costs associated with this, not so much the write-off of net book value, but in some cases an early termination will require us to pay as much as 12 months rent expense and quite possibly another situation, the unamortized construction allowance. So each — the short answer is, we’re evaluating and on a step-by-step basis, but I wouldn’t look for any significant number or acceleration in closures.
Liz Dunn — Thomas Weisel Partners — Analyst
Thanks. Good luck.
Operator
Your next question comes from the line of Jeff Black with Barclay’s Capital.
Josh Goldman — Barclay’s Capital — Analyst
Thanks. This is Josh [Goldman] on for Jeff. Can you just remind us of Soma’s drag on earnings in the third quarter what you expect for the full year? And then given that sounds like you’re pretty committed to the brand and comps are improving, when could we expect that to get closer to breakeven? Thanks.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
We’re no longer giving visibility to the Soma dilution of earnings. The only thing I can tell you is that the results will be improved from where we were last year, and I don’t want people to be focused because to me it’s really sort of we’re going through an

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
R&D period. The good news is the loss continues to decline. The second part of the question on the commitment to Soma in the future?
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Yes, there’s no question that we see it as an investment in the future and the growth. One of the strong growth vehicles for the company longer term, it’s really a [promotion] opportunity up against one national train of intimate apparel and when we look at the cumulative investment of somewhere around $100 million life to date, we will continue to believe it’s a wise investment in the long-term growth of the business.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
I think one of the things we recognize in terms of breakeven is that we have said publicly we expected the brand to get somewhere between 100 to 125 stores to become breakeven. We’re continuing to challenge that model, especially when we see the opportunity in the superior operating margins and the direct to consumer business, which is one of the reasons why we’re investing not just for Soma, but for all the other businesses. So, but I think the magic number’s going to be at least 100 stores for Soma.
Operator
Your next question comes from the line of Dennis Hong with UBS.
Janice — UBS — Analyst
This is Janice for Roxanne. Just wanted to ask a question about something Scott alluded to in opening remarks about customers responding well to value. Just wondering how we could see that in the stores for holiday and into ‘09.
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
I’ll have Michelle answer that on the Chico’s brand.
Michele Cloutier — Chico’s FAS, Inc. — Brand President
Hi, there. We’ve sort of seen it all this year. We took a position in the early part of this year on really commodity items, like key T-shirts. We went into a day in and day out two or more pricing strategy. We continued that into the third quarter, again in the T-shirt program and started to introduce some key fashion basic sweaters, again, intentionally strategically pricing them at sharp and what we see as competitive pricing and the response has been very strong. She still likes our fit, our color, but the price is now driving the unit velocity.
Operator
Your next question comes from Jennifer Black with Jennifer Black & Associates.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Jennifer Black — Jennifer Black & Associates — Analyst
Good morning. I have a couple questions. First of all, I wondered at White House/Black Market if you could talk about suiting, what categories do you wish you had more of, what categories do you wish you had less of, how are sweaters versus wovens, and what kind of a focus do you have on wovens? Thank you.
Donna Noce Colaco — Chico’s FAS, Inc. — Brand President — White House Black Market
Jennifer, good morning. It’s Donna.
Jennifer Black — Jennifer Black & Associates — Analyst
Hi, Donna.
Donna Noce Colaco — Chico’s FAS, Inc. — Brand President — White House Black Market
Okay. Let me start with the crystal ball, what I wish I had left and what I wish I had more of. The woven business actually is very strong, so that will kind of cover both. From a trend perspective, we have seen somewhat of a down trend in the sweater business. Since the beginning of the year actually, it’s been a business that we have gone full circle with and I think for just from a fashion perspective, it’s woven. So if I could wave my magic wand right now, we would have more wovens in the store. And as I look forward to 2009, we’re seeing that trend continue. Dresses is probably the other, from a consistency basis. What we’ve learned about the business is that dresses, as Scott mentioned, is such a cornerstone of the White House/Black Market brand that right now what we’re dealing with obviously is a combination of fashion, which is about dresses, but also it is such a proprietary business for us, so I feel as though we had a little bit of a dip in our dress business in October and early November, just from an inventory perspective. We’re starting to ramp that back up now, so I feel confident that we’ll be in a much better position as we move into fourth quarter with our inventory levels. Those are probably the biggest. I feel as though we’re pretty well balanced with where the business is right now and all our other categories, particularly right now in the inventory.
Jennifer Black — Jennifer Black & Associates — Analyst
And suiting, I mean are you happy with the suiting? You’ve had some great suiting coming in, like the houndstooth.
Donna Noce Colaco — Chico’s FAS, Inc. — Brand President — White House Black Market
Yes, what we’ve learned is she does want us in her life for go-to-work, which is not really where the business had been positioned in the past. But what we have learned is it has to be extremely unique, very special, a lot of details. She’s not coming to us for basic, basic suiting, which we did test more basic styling, but where we put our money was real into more fashion, and that’s what she responded to from us and that’s how we’re going to continue with that business go-forward.
Jennifer Black — Jennifer Black & Associates — Analyst
Okay, great. And then my follow-up question is on conversion, maybe you talked about this, but can you seek conversion at both brands? Thank you.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Jennifer, I don’t think we’re going to speak specifically to conversion. I made some comments about the White House brand where conversion rate was up, but I’m not going to get into specific conversion rates.
Jennifer Black — Jennifer Black & Associates — Analyst
Okay, all right.
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
We have been going through the process of putting in traffic counters now for about the last 18 months. We have about 600 deployed across the country, company now with about 100 of those anniversarying, giving us year-over-year traffic. And so we have a much heightened sensitivity to conversion and it’s one of the numbers that we look at on a day-to-day basis and it’s part of our executive review weekly in a very strong focused share in the field and White House.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
I just don’t think that we have enough stores that have anniversaried themselves where we can rely upon the data.
Jennifer Black — Jennifer Black & Associates — Analyst
Okay, great.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
So I think you got to give us another, six, eight months and we’ll be a lot more comfortable.
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
We’ll be at several hundred by midsummer.
Jennifer Black — Jennifer Black & Associates — Analyst
Can I ask one more merchandise question?
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Yes, and then we got to move on.
Jennifer Black — Jennifer Black & Associates — Analyst
No, I understand.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
That’s all right.
Jennifer Black — Jennifer Black & Associates — Analyst
Michelle, I wondered if you could talk about travelers, where you are with your testing and fabrications, and also talk a little bit about the black travelers, which I’ve heard has not been so great. Can you speak to that?
Michele Cloutier — Chico’s FAS, Inc. — Brand President
Yes, so overall as you know we are very pleased with the progress we’ve made on travelers and I’m going to stay focused on that for a second. The mix within travelers, the growth has really been in the novelty side of travelers with the third piece which has been tremendous. In fact, when that piece is right, it’s driving the solid piece of the business, including black. Black has been challenging, as you mentioned, however, if I had my wish list, I would have some more fashion black styles out there right now because the ones we have delivered, we have seen a strong reaction, again, when balanced with the appropriate novelty. So it’s all in the outfit that’s driving the total.
In terms of new fabrics, we were testing a new fabric called westfield. Did not have a great response at this point to the fabric. We’re continuing to look for new avenues to offset the travelers business, but with the current response rate from the customer, Jennifer, I’m really happy with where we’ve taken it in terms of its evolution and level of sophistication and she is responding very favorably. So we’re going to continue to invest there, continue to look at new offsets, haven’t found it yet.
Operator
Your next question comes from the line of Crystal Kallik from D.A. Davidson.
Crystal Kallik — D.A. Davidson — Analyst
Good morning, everyone. Kent, just wanted to clarify, I know you’ve been trying to give people as much granularity on this, and just returning to the Q4 SG&A, so it sounds like you expect about $20 million to $22 million in cost savings, but also wanted to talk about the marketing shift. You said it was down about $6.9 million. So how much was that offset from the shift in marketing in Q4 when we look at the total piece?
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Yes. I have to really go through the marketing cadence because we’re up in the first half and we’re down $6.9 million in third, which obviously implies we’ll be down in fourth, but I’ll take that offline and follow up with you later on that.
Crystal Kallik — D.A. Davidson — Analyst
Okay. And then just real quickly, I think you said you expect depreciation now to be down and originally I believe you were looking for about $100 million. So could you give us some idea of where you think depreciation will come in?

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Yes, thanks for reminding me. I think where we were close to $100 million, that number’s probably closer to about $96 million, $97 million right now.
Crystal Kallik — D.A. Davidson — Analyst
Okay, great. Talk to you offline.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
All right.
Operator
Your next question comes from the line of Robin Murchison of SunTrust.
Robin Murchison — SunTrust — Analyst
Good morning, and congratulations on getting relatively better performance, at least vis-a-vis our estimates out there. My question regards any change in — how do we think about inventory at the end of the year vis-a-vis, I think we have Chinese new year interference? And then from Michelle, could you comment on the zenergy? Thank you very much.
Michele Cloutier — Chico’s FAS, Inc. — Brand President
I’ll take the zenergy first. The response, as I said, has been favorable all year. We have seen a really interesting swing and what you’re seeing out there from a more suited tailored business to a more casual lifestyle and we believe the trend will continue in that direction, particularly for Chico’s brand which is such a strength on the casual side of the business. So mainly being driven by a woven product with a mix of novelty and knit, and, again, it’s really a collection business. When we see her investing, she’s in most cases buying all three pieces of the full outfit. So, again, we’re pleased with the performance. We’re going to continue the investment, and we see it as a growth for us.
Robin Murchison — SunTrust — Analyst
You’re over the product interruptions from Q3, I mean Q2?
Michele Cloutier — Chico’s FAS, Inc. — Brand President
We are over all the cancellations and delays, yes.
Robin Murchison — SunTrust — Analyst
Thank you.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Regarding the inventory, again, I think if you look at the two biggest pieces, which will be the Chico’s brands and the White House/Black Market, we’re trying to get Chico’s brand down in the — roughly the 9% to 10% range per square foot at the end of the year. And White House/Black Market is currently down, planned down negative low single digits. So, again, we’re looking at that. And I also have to remind everyone about the in-transit number because at this point in time, these are purely estimates and that one seems to have the wildest swing. So if you heard earlier on as much as $5 million contributes roughly about three percentage points to the overall comparison, that’s the only caveat on that number.
Operator
Your next question comes from the line of Liz Pierce with Roth Capital Partners.
Liz Pierce — Roth Capital Partners — Analyst
Good morning. Quick question, if Scott or Kent, remind me when you guys embarked on expanding the footprint of Chico’s. Was that two to three years ago and it went from kind of what to what on a new store?
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
I can tell you, Liz, we actually embarked on it more like five years ago when our comps were running — our productivity was north of $1,000 per foot, Charlie was running around the market saying we’ve got to bring productivity down because there’s no way we can comp it, so we went out and tried to open bigger footprint stores. So that process has been — we’ve been expanding and relocating and increasing the size of the footprint. In retrospect, even though part of our comment, when we challenged on that was we’re taking our stores from 1,800 to 2,200, we’re not taking stores from 2,200 to 5,000. But with that being set, I think in retrospect, we were probably being a little too aggressive. So that’s been going on for quite some time. What was the second part of your question, Liz?
Liz Pierce — Roth Capital Partners — Analyst
You basically confirmed what I have in my own notes is that four or five years ago, the average footprint was 1,800 I think and you were doing well over $1,000, and then — so I’m really just trying to reconcile I guess Kimberly’s earlier question about how much of this is in the inventory and the productivity due to enlarging the box versus obviously what we’re seeing at retail and the compression, or just the decline in transactions.
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Right, and it’s important to note that both Chico’s and White House, both brands were running north of $1,000 a foot.
Liz Pierce — Roth Capital Partners — Analyst
Right, and so what is the average on the stores that you plan to open in the foreseeable future, what should we be modeling on an average size?
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
It’s just — in the White House brand, it’s just like 2,300, 2,400 square feet. In the Chico’s brand, it’s just under 3,000.

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Liz Pierce — Roth Capital Partners — Analyst
And is that, given what we’re seeing in the missy sector, are you still comfortable that 3,000 makes sense?
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
On a gross basis, yes.
Liz Pierce — Roth Capital Partners — Analyst
On a gross basis, thanks. I’ll ask my other questions offline. Good luck.
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Okay, thanks.
Operator
Your next question comes from Marnie Shapiro with The Retail Tracker.
Marnie Shapiro — The Retail Tracker — Analyst
Hey, guys. Thanks for taking the call. Kent, just one housekeeping. What should we be using as a normalized tax rate for you guys? And then if you guys could talk a little bit about traffic trends, I’m just curious about two specific, mall versus non-mall stores. And then anything on your outlook trends.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
From a financial modeling perspective on the income taxes, this is sort of how I get there. You take whatever the operating income line is by quarter and add in roughly about $.5 million, because within our interest income below the line, most of that is from tax exempt municipal securities, which are nontaxable, and then there’s probably roughly about $.5 million a quarter that is taxable interest. So take the operating income and the taxable interest component and use a rate of about 38.5%.
Marnie Shapiro — The Retail Tracker — Analyst
Great.
Operator
Your next question —
Marnie Shapiro — The Retail Tracker — Analyst
And then the traffic trends?

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Kent Kleeberger — Chico’s FAS, Inc. — CFO
I’m sorry. Can you repeat the question, please?
Marnie Shapiro — The Retail Tracker — Analyst
I was just curious about the traffic trends, if they were different between your mall stores and non-mall stores and any color you can give us on the outlet trends.
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
They are not much different. If you look at what shopper track put out for September and October, shopper track put out that retail was down like 9.3% in September, 12.4% in October. That’s not missy, that’s 50,000 stores. The Chico’s brand was several points higher than that. The White House brand was about flat to that in September, improved on October. And our outlet stores, we don’t have a whole lot of traffic counters in our outlet stores.
Marnie Shapiro — The Retail Tracker — Analyst
Okay. Sounds good. Good luck, you guys, for holiday.
Robert Atkinson — Chico’s FAS, Inc. — VP of IR
Thanks, Marnie. Christy, we can take one more questioner, please.
Operator
Okay. Your last question comes from the line of Dana Telsey, Telsey Advisory Group.
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Christy, sounds like we lost —
Dana Telsey — Telsey Advisory Group — Analyst
Hello?
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Dana.
Dana Telsey — Telsey Advisory Group — Analyst
Hi, can you hear us?

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
Scott Edmonds — Chico’s FAS, Inc. — Chairman, President, CEO
Yes, we can.
Dana Telsey — Telsey Advisory Group — Analyst
Oh, thank you. Hi. Can you talk a little bit about sourcing costs and elaborate on it, and basically the complexion of air versus boat and bringing goods in? And also, can you talk a little bit about, if you think about the collection part of your business from platinum denim to travelers, how should the collection part of the business be assorted in the store? Do you look for it to be —is 10% of the store supposed to be travelers? What percent is supposed to be platinum? How do you want it arranged? Thank you.
Kent Kleeberger — Chico’s FAS, Inc. — CFO
I’ll let Michelle answer the question about the merchandising piece and I’ll take the sourcing piece. How’s that?
Michele Cloutier — Chico’s FAS, Inc. — Brand President
I’ll speak just on the air to ocean. Obviously we’re starting to make significant improvement on our air to ocean, as we continue to look at that as an expense that we are trying to control. Where we open up the year at north of 85%, in the air, we’re down to an annualized in the Chico’s brand, down about 65%. So we’re really making improvement on that category. In terms of mix of collections, the way we do the Chico’s brand, the entire store is a collection. It has to be. The outfit is the cornerstone to this customer from the accessories to the apparel. So I don’t view the collection as being a percent. It needs to be the entire store. Now, underneath the Chico’s brand, we do see three very strong sub brands: travelers, [zenergy] as we’ve talked about emerging, and platinum, as you referenced, our denim collection. We believe those at three sub brands. Zenergy and travelers, almost self-contained collections, and platinum, a key base to the overall sportswear assortment. Does that answer it?
Dana Telsey — Telsey Advisory Group — Analyst
Yes, thank you.
Michele Cloutier — Chico’s FAS, Inc. — Brand President
You’re welcome.
Dana Telsey — Telsey Advisory Group — Analyst
And on the sourcing piece?
Kent Kleeberger — Chico’s FAS, Inc. — CFO
Well, I’m trying to remember the entire question. But I guess I’ll just speak to it in a couple of reference points. When we ship air versus ocean, there’s a premium we pay that is anywhere from about $1 a unit to $3 a unit. And the way I look at it within the Chico’s brand alone, if we have a 10% shift going from air to ocean, conservatively speaking, it’s worth about $3 million to $3.5 million on an annual basis. So I think you have the air to ocean opportunity. We also have an opportunity in taking more goods FOB. We still have a significant penetration within our business that are on a land and duty paid basis, which means the markup or the commission to the suppliers is not just on first cost, it’s also on all the ancillary costs, including duty and freight,

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Nov. 25. 2008 / 8:30AM, CHS — Q3 2008 Chico’s FAS, Inc. Earnings Conference Call
and we view that as an opportunity. But we’ll also have to take a look at our infrastructure that we may have to invest a little bit, not a lot, but a little bit in logistics infrastructure, since we’re now taking command of those goods overseas. And we have to make sure we develop our relationships. We also have to make sure we have good applications in order to track where the product is in the pipeline at any point in time. And then I think the other piece is that we see the opportunity at some point shifting business out of China to other countries, as I alluded to earlier, to get some improvement in terms of the costing.
Dana Telsey — Telsey Advisory Group — Analyst
Thank you.
Robert Atkinson — Chico’s FAS, Inc. — VP of IR
And thank you all for joining us this morning. Please note that we’ll be releasing November sales results on Thursday, December 4th. Also, the company will be making a presentation on Friday, December 5th at the JPMorgan small midcap conference. That presentation will be webcast. Check the event calendar section of our corporate website chicosfas.com for details. Finally, we plan to release our fourth quarter results on Tuesday, March 3, 2009, and host an 8:30 AM eastern time conference call and webcast. Thank you for your interest in Chico’s FAS and happy Thanksgiving.
Operator
This concludes today’s Chico’s third quarter earnings conference call. You may now disconnect.

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